UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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COGENT COMMUNICATIONS HOLDINGS, INC.

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April 12, 2019

To Our Shareholders:

•                I am asking all Cogent shareholders to vote with the company’s recommendations and against the recommendations made by the proxy advisor Institutional Shareholder Services, known as ISS.  The ISS recommendations are reckless and made with no regard to the adverse consequences that would flow from following their recommendations.

•                The recommendation of ISS to vote against our proposed increase in shares available for our incentive plan will remove a significant portion of compensation from the entire 1000 person Cogent team, make retention of these individuals difficult and significantly increase Cogent’s cash compensation obligations, thereby harming shareholder value.

•                The recommendation of ISS to vote against six of the seven candidates for the Board of Directors, including a vote against the Chairman and Chief Executive Officer, would destroy significant value for shareholders.

•                The recommendations made by ISS concerning the CEO’s compensation rest upon a faulty, formulaic assessment of the equity portion of his compensation, which assessment fails to consider Cogent’s exceptional operating performance or the historical context of the company as outlined below.

As founder, CEO and Chairman of Cogent, I am writing this letter to all Cogent shareholders to address concerns about Cogent’s corporate governance raised in a recent report issued by proxy advisory service ISS.

The recommendation to vote against increasing the incentive stock plan will impact all 1000 Cogent team members. Every employee at Cogent receives equity incentives as part of their overall compensation. This tool aligns employee goals with those of shareholders, with senior management at Cogent receiving a significant portion of their compensation in the form of equity grants.  At the same time, Cogent has instituted a disciplined share allocation policy which has resulted in a 10 year average dilution rate to our shareholders of 1.30%.

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The “burn rate” at which the Company has awarded stock and options to employees, including the named executive officers, in the last ten years is set out below. The “burn rate” is the sum of stock and option awards granted divided by the number of weighted average common shares used in our basic earnings per share calculation.

Shares in thousands
BURN RATE - 10 YEARS	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	TOTAL	AVERAGE
Options granted	78	81	73	84	84	58	61	47	43	65	674	67
Shares granted	496	500	358	63	793	176	1,338	246	1,230	25	5,225	523
TOTAL	574	581	431	147	877	234	1,399	293	1,273	90	5,899	590
Weighted average shares - basic EPS	45,280
Burn rate - 1 year	1.27%
Burn rate - 3 year average	1.17%
Burn rate - 10 year average	1.30%

ISS’s objections to my compensation should not be used to harm the whole Cogent team. Long term equity grants with 3 to 4 year vesting periods have been a key contributor to our long term success and remain necessary for future performance of the Company. The equity pool the Company is requesting from shareholders will be a critical component of Cogent’s future success.

In its recommendation to vote against the increase in Cogent’s equity pool, ISS fails to consider that if the increase is rejected, Cogent cannot simply elect to pay all of its employees less and still hope to retain them. Instead, a rejection of the increase will force Cogent to increase employee cash compensation, which will in fact harm shareholders.  This increase in cash compensation will be a direct cash cost to Cogent and will negatively impact the Company’s EBITDA. It will put the Company’s metrics out of alignment with comparable companies and will materially adversely impact shareholder value.

The ISS report also recommended voting against our current Board of Directors with the exception of Lewis Ferguson who joined the Board in late 2018.  As Chairman of Cogent’s Board, I am sure that all of our independent directors understand their duty is to represent the interests of all shareholders in their decision-making process and they understand the importance of shareholder input. In response to last year’s say-on-pay vote, the Board and management have undertaken several steps to solicit shareholder opinion: all board members were present and available to answer questions at the Company’s annual meeting to which all shareholders were invited; an analyst day in October 2018, with the full Board and complete management team in attendance, to which all shareholders were invited to participate either in person or telephonically, including an executive session, with management not present, held specifically to address say-on-pay questions; and the continued, unrestricted ability of any interested shareholder to attend and ask questions of management on Cogent’s four public earnings calls each year.  In addition to these public efforts, I held over 370 one on one meetings with investors (both existing and potential shareholders) in 2018. Say-on-pay was discussed during many of these meetings and that feedback was then supplied to the full Board.

The historical low vote on say-on-pay is partly as a result of previous negative recommendations from ISS. This feedback loop of negative recommendations results in low support for subsequent say-on-pay votes which then results in a continuing recommendation against say-on-pay. However, our outreach efforts tell us that this feedback loop bears little resemblance to the actual concerns of our shareholders.  When speaking with actual shareholders and the managers of the funds who buy and sell our stock, we found that our shareholders are primarily concerned with how we operate the business and whether we create value for our shareholders.  Cogent is transparent with its compensation plans, and, based on our ongoing conversations, our shareholders are supportive.

Nevertheless, the Board acknowledges ISS’s continued concerns and has thus established a mechanism for direct contact between any Board member and any shareholder. The direct phone number and email address of each Board member will be listed on Cogent’s public website.  The Board encourages any concerned shareholder to reach out to share those concerns. Good governance begets good operational performance and these further enhancements to our shareholder outreach program are meant to achieve that goal. The Board also welcomes any other suggestions for enhanced outreach from shareholders.

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With no reason to doubt the responsiveness of the Board and management to our shareholders, let me discuss the issue of my equity compensation with the level of detail that is required for you to make an informed judgment.

Over 98% of my compensation is in the form of equity, meaning my interests are identical to our shareholders’ interests.  In establishing my equity grant level, the Board takes into account the capital history of the Company.  I founded Cogent in 1999.  Prior to issuing stock in the public markets in June 2005, Cogent underwent a number of complex financial transactions that diluted my founding stock and initial capital investment.  I recommended these transactions in order to maximize the value for all shareholders with full knowledge that the negative repercussions fell primarily upon me.  I did so because, as an entrepreneur who founded a number of companies prior to Cogent, I understood that when taking capital from institutional shareholders I needed to subordinate my interests to my duty of loyalty to the Company and to its public shareholders. It was for this reason I recommended this set of transactions that dramatically reduced my equity stake in Cogent. Cogent’s Board subsequently established an equity earn-in plan that over time would allow me to regain a portion of my previous equity stake in the Company.  It is impossible to evaluate my equity grant level absent this history.

In response to concerns raised by ISS, the Board and I agreed to reduce my rate of equity grants, to subject 56% of my equity to performance conditions which may not be met, and to place 100% of my modest cash compensation at risk based on performance goals.  The performance goals set by the Board are far from a formality, as they have not always been met fully by the Company, resulting in a cash payout below targets for the past several years.

The only time I have sold Cogent equity was in 2006 in a registered offering in conjunction with Cogent’s original venture capitalists selling shares.  I have paid taxes on over $60 million in stock that I still hold.  My cash compensation has only partly offset my tax liabilities arising from the vesting of the equity component of my compensation. In order to help me pay these taxes, the Board allowed pledging of these shares, but only with full personal recourse in order to prevent pledging to be used as a constructive means to the sale of equity. This pledging policy has been fully disclosed to shareholders. The total compensation awarded to me results in compensation that is between 91 and 96 times that of Cogent’s average employee. This is significantly lower than that of the average of all US public companies reporting CEO to mean employee compensation, and many of these CEOs do not have the history with their companies that I have with Cogent.

Cogent’s Board has exercised, and continues to exercise, great care in designing my compensation structure so that it aligns with the interest of our shareholders. My interests are further aligned with shareholders by my unilateral decision not to sell the shares I have earned, and by placing my entire personal balance sheet at risk in order to pay taxes on these shares. While it can be debated by outsiders who possess less than full knowledge of the Company whether my total level of compensation is correct, it cannot be debated that I have linked my own financial interests to those of Cogent’s shareholders. I only create value for myself by helping the Cogent team create value for shareholders.

This Board is actively engaged in maximizing returns to stakeholders through its oversight of management and good governance.  Cogent’s Board of Directors and I take our responsibility for good governance very seriously. Good governance is a necessary, but not sufficient, condition for creating long term value for shareholders. Over the past 14 years, Cogent, as a public company with institutional shareholders, has delivered 10.5% compounded annual growth in revenue (without any acquisitions) and since first becoming cash flow positive in 2006 achieved a 18.4% compounded annual growth in cash flow from operating activities.  This growth was achieved despite the fact that we operate in a sector in which the average selling price of our products experienced a compound rate of price degradation of 23% annually over the same period.

While our operational record is exceptional, this alone would not tell the full story of value creation. We have been committed to returning capital to shareholders. We have repurchased over 20% of our outstanding shares in the public market, shrinking our share count and concentrating our earnings in fewer shares outstanding. We have also implemented a dividend program with 26 consecutive quarters

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of sequential dividend growth. The dividend on our common stock has seen a 31.1% compounded annual growth since its inception.

The following graph compares the cumulative total stockholder return from July 1, 2005 to March 31, 2019 with the cumulative total returns of the Standard & Poor’s 500 Index, the NASDAQ Telecommunications Index (the “NTI”), AT&T, Verizon and CenturyLink.  The graph tracks the performance of a $100 investment in our common stock, in each named index and in the common stock of those companies (in each case with the reinvestment of all dividends) from July 1, 2005 to March 31, 2019.

	7/05	12/05	12/06	12/07	12/08	12/09	12/10	12/11	12/12	12/13	12/14	12/15	12/16	12/17	12/18	3/19

Cogent Communications Holdings	100.00	86.73	256.24	374.57	103.16	155.77	223.38	266.82	361.34	660.58	597.60	612.70	760.36	869.14	905.69	1099.78
S&P 500	100.00	105.77	122.48	129.21	81.40	102.94	118.45	120.95	140.31	185.75	211.18	214.10	239.71	292.04	279.23	317.34
NASDAQ Telecommunications	100.00	94.21	125.15	136.81	81.43	107.32	118.31	113.76	115.96	162.94	162.10	158.25	167.24	207.55	208.19	240.84
AT&T Inc.	100.00	105.17	161.09	194.24	139.83	146.56	163.62	178.36	209.59	230.03	231.53	250.81	325.76	312.91	243.32	271.89
CenturyLink, Inc.	100.00	95.73	126.86	121.16	85.32	123.81	170.87	148.43	168.06	145.93	192.17	131.09	134.00	104.73	106.71	86.17
Verizon Communications Inc.	100.00	89.29	120.19	146.86	120.40	125.03	153.85	181.89	205.87	244.24	242.87	251.64	303.77	315.97	351.52	373.62

Copyright© 2019 Standard & Poor's, a division of S&P Global. All rights reserved.

Cogent’s exceptional operational and capital performance has resulted from good corporate governance and diligent Board oversight.  Cogent operates one of the world’s largest Internet networks, however a network without a business plan is not an asset, but rather a liability. Good governance monitors this business plan and makes corrections as needed. The Board, which is comprised of people with extensive experience in the operational and financial aspects of the telecommunications industry and of financial and regulatory oversight in general, without my input regularly looks at the operational performance of Cogent as compared to the global wireline sector. This review occurs on a quarterly basis at each regularly scheduled Board meeting. At each meeting, the Board also looks at management’s allocation of capital in the preceding quarter and measures these returns, both actual and projected, against the Company’s cost of capital.  The Board regularly questions management on both operational metrics and capital allocation.  This is good governance.

While some shareholders are willing to abdicate the decision on how to vote their shares to a proxy advisory service, the team at Cogent has no such option. A vote against my inclusion on the Board represents a violation of my employment agreement and may result in my retirement for cause from the Company. I and the entire Cogent team have been and remain committed to creating long-term value for

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our shareholders. It is for this reason I wish to continue on Cogent’s Board. As a significant shareholder I think a vote for the entire Board is the correct decision for my fellow shareholders to make. The results of our actions speak for themselves. Stock prices may oscillate based on market conditions, but growth in free cash flow per share can only occur through execution, prudent capital allocation and good corporate governance. It is for these reasons I am asking all shareholders to look beyond the flawed ISS analysis and recommendations and instead independently evaluate the Company’s performance and governance, confident that after doing so you will vote “FOR” the proposed slate of directors, “FOR” the expansion of the equity pool for all employees and “FOR” the say-on-pay proposal.

The Annual Meeting will be held on May 1, 2019, at 9:00 a.m., local time, at the Company’s offices at 2450 N Street, NW, Washington, D.C. 20037. I look forward to seeing you there.

Dave Schaeffer
Chairman and Chief Executive Officer
Cogent Communications Holdings, Inc.